Exhibit 99.4                      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED – EQUACHEM, LLC

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Balance Sheets as of December 31, 2010 and 2009

Statements of Operations and Changes in Members’ Equity for the years ended December 31, 2010 and 2009

Statements of Cash Flows for the years ended December 31, 2010 and 2009

Notes to the Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Equachem, LLC

We have audited the accompanying balance sheets of Equachem, LLC as of December 31, 2010 and 2009, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Equachem, LLC as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz and Co. P.A.

Hackensack, N.J.
August 25, 2011

EQUACHEM, LLC
BALANCE SHEETS

	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$58,532	$6,159
Accounts receivable - trade	86,548	20,685
- related party	399,078	198,851
Inventories	73,156	67,839

Total current assets and total assets	617,314	293,534

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:

Accounts payable - trade	16,575	24,006
- related party	388,693	177,192

Total current liabilities and total liabilities	405,268	201,198

Members' equity	212,046	92,336

Total liabilities and members' equity	$617,314	$293,534

The accompanying notes are an integral part of these financial statements.

EQUACHEM, LLC
STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS' EQUITY

	For The Year Ended December 31,
	2010	2009

Revenues:
Sales	$292,015	$181,394
Royalties	95,518	48,800
Total revenues	387,533	230,194

Cost of sales	50,067	41,035

Gross profit	337,466	189,159

Operating Expenses:
General and adminstrative expenses	217,756	191,973

Net Income (Loss)	119,710	(2,814)

Members' equity - beginning of year	92,336	95,150

Members' equity - end of year	$212,046	$92,336

The accompanying notes are an integral part of these financial statements.

EQUACHEM, LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
Cash flows from operating activities
Net income (loss)	$119,710	$(2,814)
Changes in assets and liabilities:
Account receivable - trade	(65,863)	28,550
- related party	(200,227)	11,238
Inventories	(5,317)	(42,816)
Prepaid expenses and other current assets	-
Due from affiliates
Accounts payable - trade	(7,431)	5,577
- related party	211,501	-

Net cash provided by (used in) operating activities	52,373	(265)

Net increase (decrease) in cash and cash equivalents	52,373	(265)

Cash and cash equivalents, beginning of year	6,159	6,424

Cash and cash equivalents, end of year	$58,532	$6,159

The accompanying notes are an integral part of these financial statements.

 Equachem, LLC
Notes to Consolidated Financial Statements
December 31, 2010
NOTE 1 – Business

Equachem, LLC (the Company) was formed as a limited liability company under the laws of the State of California. It sells pharmaceutical raw materials to BioZone Laboratories, Inc. (“BioZone Labs”), an entity that has substantially common ownership as the Company, and unrelated companies and licenses its intellectual property related to drug delivery technology to various drug manufacturers in exchange for royalties.

NOTE 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of the financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash and Cash Equivalents

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

The Company maintains cash balances at various financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  The Company's accounts at these institutions may, at times, exceed the Federally insured limits.  The Company has not experienced any losses in such accounts

Revenue Recognition

The Company operates as a reseller of pharmaceutical raw materials and licensor of intellectual property. Revenue from the sale of raw materials is recorded when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured. The agreements with customers do not contain any rights of return other than for goods that fail to meet the specifications provided by the customer. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns is provided.  Revenue from the licensing of intellectual property is recorded when reported to us by the licensee.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts. The Company has no allowance for doubtful accounts at December 31, 2010 and 2009.

Inventories

Inventories, consisting of finished goods, are stated at the lower of cost, determined using the weighted average cost method, and net realizable value.  Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which  defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

 Level 1 — quoted prices in active markets for identical assets or liabilities

 Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

 Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash and cash equivalents. We maintain our cash accounts at high quality financial institutions with balances, at times, in excess of federally insured limits. The Company has not experienced any losses in such accounts.

Impairment of long lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Income Taxes

No provision for income taxes is made since the Company is treated as a partnership and the income or loss is passed through to the members.

NOTE 3 – Related Party Transactions and Balances

Balances:
	December 31,
	2010	2009
Trade receivables from a company under common ownership, non-interest bearing and due on demand	$399,078	$198,851

Trade payables to a company under common ownership, non-interest bearing and due on demand	$388,693	$177,192

Transactions:
	Year Ended December 31,
	2010	2009

Sales to company under common ownership	$201,185	$116,475

NOTE 4 – Concentrations

Approximately 11% and 23% of the Company’s sales for the years ended December 31, 2010 and 2009 were made to one customer.  As of December 31, 2010, approximately 45% of the Company’s accounts receivable was from this customer.  All of the Company’s royalties were generated from one customer.

NOTE 5 - Subsequent Events

On June 30, 2011, the Company entered into stock purchase agreements with BioZone Pharmaceuticals, Inc. (“BioZone Pharma”) pursuant to which BioZone Pharma purchased 100% of the outstanding membership interests of the Company.